Exhibit 10.2

AMENDED AND RESTATED GUARANTY AGREEMENT

THIS AMENDED AND RESTATED GUARANTY AGREEMENT (“Guaranty”), dated as of June 22, 2004, is executed by NEWTEK BUSINESS SERVICES, INC., a New York corporation (“Guarantor”), in favor of DB STRUCTURED PRODUCTS, INC., a Delaware corporation (“Counterparty”).

RECITALS

Newtek Small Business Finance, Inc. (the “Borrower”) has requested that the terms of the Amended and Restated Master Loan and Security Agreement, dated as of December 31, 2002 (as amended, restated or otherwise modified and in effect from time to time, the “Loan Agreement”), between Borrower and Counterparty, be amended pursuant to a Third Amendment to Amended and Restated Master Loan and Security Agreement, dated as of the date hereof (the “Third Amendment”).

The Counterparty’s willingness to enter into the Third Amendment is conditioned on the Guarantor’s execution and delivery of this Guaranty.

Guarantor has received and will continue to receive substantial direct and indirect benefits from the extension of credit to Borrower by Counterparty pursuant to the Loan Agreement and thus has agreed to provide the guaranty of the Guaranteed Obligations (as defined herein) to the Counterparty as set forth herein.

Capitalized terms not defined on Schedule attached hereto shall have the meanings assigned to such terms in the Loan Agreement.

NOW THEREFORE, the Guarantor hereby agrees with the Counterparty as follows:

Guaranty.

To induce the Counterparty to enter into the Third Amendment, subject to the terms and provisions hereof, Guarantor absolutely, unconditionally and irrevocably guarantees to the Counterparty and its respective successors and permitted assigns the prompt payment when due (whether at stated maturity, by required prepayment, by acceleration or otherwise), subject to any applicable grace period, of (i) all of the present and future payment obligations of Borrower pursuant to the Loan Agreement (collectively, the “Loan Agreement Obligations”), and (ii) all of the present and future payment obligations of Borrower or its affiliates pursuant to the Loan Documents (collectively, the “Loan Document Obligations,” and together with the Loan Agreement Obligation, the “Guaranteed Obligations”). This Guaranty does not extend to the payment of any damages assertable against Borrower that are excluded or limited by any provision of the Loan Agreement.

The Guarantor acknowledges and agrees that the Guaranteed Obligations are a guarantee of payment, and not collection, and that the Counterparty shall have no duty or obligation to proceed or exhaust any remedy against Borrower, or to give any notice whatsoever to the Guarantor, prior to collecting amounts due from or exercising other remedies against the Guarantor hereunder.

The obligations of the Guarantor under this Guaranty are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional, and, to the fullest extent permitted by applicable law, irrespective of any other circumstances whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

The Guarantor will not exercise any rights that it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all Guaranteed Obligations shall have been satisfied in full or paid in full in cash. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Guaranteed Obligations of Borrower shall not have been satisfied in full or paid in full in cash, such amount shall be held in trust for the benefit of the Counterparty and shall forthwith be paid to the Counterparty to be credited and applied upon the Guaranteed Obligations of Borrower.

Notwithstanding anything in this Guaranty to the contrary, the Guaranteed Obligations are only those undertakings specifically described above.

Covenant of the Guarantor. The obligations of Guarantor under this Guaranty shall rank at all times during the term of this Guaranty at least pari passu with all other senior unsecured indebtedness of the Guarantor.

Limitation of Liability. Notwithstanding any provision of this Guaranty to the contrary, in no event shall Guarantor be liable for any lost profits, lost sales, business interruption, lost business opportunities, lost or disallowed tax credits, lost tax benefits, consequential, incidental, punitive or exemplary damages, except to the extent such amounts are specifically included in the Guaranteed Obligations pursuant to the terms of the Loan Agreement.

Consents and Waivers.

Guarantor hereby waives (i) notice of acceptance of this Guaranty, (ii) presentment and demand concerning the liabilities of Guarantor, except for the demand for payment specified in Section 6, and (iii) any right to require that any action or proceeding be brought against Borrower or any of its respective assets or properties, or against any other person, or to require that Counterparty seek enforcement of any performance against Borrower or any other person, prior to any action against Guarantor under the terms hereof.

Except as to applicable statutes of limitation, no delay of Counterparty in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder.

Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of or other changes in the terms of the Guaranteed Obligations, or any part thereof or any changes or modifications to the terms of the Loan Agreement.

Reservation; No Defenses. Guarantor reserves to itself all rights of setoff, and all counterclaims and defenses to which Borrower is or may be entitled to arising from or out of the Loan Agreement on and after the Third Amendment Effective Date except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Borrower on and after the Third Amendment Effective Date. Neither the Borrower nor the Guarantor has any defense, offset, counterclaim or right of recoupment with respect to its obligations under the Loan Agreement or this Guaranty as of the Third Amendment Effective Date, and that all such defenses, offsets, counterclaims and rights of recoupment existing on the Third Amendment Effective Date, whether known or unknown, are hereby unconditionally waived.

Demands and Notices. If Borrower fails or refuses to pay any Guaranteed Obligation (or any bankruptcy or any insolvency proceeding is commenced by or against Borrower), Counterparty shall make a demand upon Guarantor at such time as Counterparty seeks payment by Guarantor under this Guaranty (a “Payment Demand”). A Payment Demand shall be in writing and shall reasonably specify in what manner and what amount Borrower has failed to pay and an explanation of why such payment is due, with a specific statement that Counterparty is calling upon Guarantor to pay under this Guaranty. A Payment Demand satisfying the foregoing requirements shall be required with respect to any Guaranteed Obligation before Guarantor is required to pay such Guaranteed Obligations and shall be deemed sufficient notice to Guarantor that it must pay the Guaranteed Obligation specified. A single written Payment Demand shall be effective as to any specific default during the continuance of such default or, upon acceleration, as to the entire amount due as a result of such acceleration, until Borrower or Guarantor has cured such default or, upon acceleration, paid the entire amount due as a result of such acceleration, and additional written demands concerning such default or, upon acceleration, the amount due as a result of such acceleration shall not be required until such default is cured or, upon acceleration, the entire amount due as a result of such acceleration is paid.

Representations and Warranties. Guarantor hereby represents and warrants as follows:

Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth on the first page hereof, and Guarantor has all requisite corporate power and authority to execute, deliver and perform this Guaranty.

The execution, delivery, and performance of this Guaranty have been and remain duly authorized by all necessary corporate action by Guarantor and do not contravene any provision of law or of the Guarantor’s constitutional documents or any contractual restriction binding on the Guarantor or its assets.

No authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty, and other than violations that either individually or in the aggregate would not have a material adverse effect on Guarantor’s ability to perform its obligations hereunder.

This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except as limited by (i) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), or (ii) bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.

Additional Covenants of the Guarantor. Guarantor covenants and agrees with Counterparty that so long as any Advance is outstanding and the Counterparty shall have any obligation to make any Advance under the Loan Agreement, and until payment in full of all Secured Obligations:

8.01 Transfer of Shares and Ownership of Borrower. Guarantor (a) shall not, at any time, sell or otherwise transfer in any way any shares of Borrower, irrespective of the class and types of shares, owned by Guarantor; and (b) will, at all times, own, on a fully diluted basis, not less than 80% of the shares of each class of capital stock of the Borrower.

8.02 Transactions with Affiliates. The Guarantor will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of the Guarantor unless such transaction is (a) otherwise permitted by the Guaranty, (b) in the ordinary course of the Guarantor’s business and (c) upon fair consideration and reasonable terms no less favorable to the Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate of the Guarantor.

8.03 No Distributions. Guarantor shall not make any Distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity of the Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Guarantor. Guarantor shall also not request to receive, accept or demand any Distribution from Borrower.

8.04 Maintenance of Net Worth. Prior to the first closing of a Qualifying Stock Offering, Guarantor shall not permit consolidated Net Worth of the Guarantor and its Subsidiaries to be less than $30,000,000 at any time. On or after the first closing of a Qualifying Stock Offering, Guarantor shall not permit consolidated Net Worth of the Guarantor and its Subsidiaries to be less than $55,000,000 at any time.

8.05 Maintenance of Ratio of Total Indebtedness to Net Worth. Guarantor shall not permit the ratio of Total Indebtedness of the Guarantor and its Subsidiaries to consolidated Net Worth of the Guarantor and its Subsidiaries to be greater than 6.00:1.00 at any time.

8.06 Maintenance of Profitability. The Guarantor shall not permit the Guarantor’s Net Income (before income taxes) for any period of three consecutive fiscal quarters ending after the Effective Date (each such period, a “Test Period”) to be less than $1.00.

8.07 Keyman Requirement. If Barry Sloane, Brian Wasserman or Jeffrey Rubin shall cease to be a director of Guarantor or shall cease to maintain the same title and responsibilities as an officer of Guarantor as such person held on the Third Amendment Effective Date (whether due to death, disability, termination of employment or any other reason), Guarantor shall, within 90 days of each such event, retain a qualified replacement for such person (for the entire position, if such person has ceased to maintain such position in its entirety, or for the responsibilities that are no longer being performed by such person, if such person is continuing to perform certain, but not all of such responsibilities), such replacement to be subject to the prior written approval of Counterparty, which approval shall not be unreasonably withheld.

8.08 Reaffirmation of Release. On or before the next Business Day after receiving the SBA’s approval of the Third Amendment and the transactions contemplated therein, a duly authorized officer of Guarantor shall execute and deliver to Lender the Reaffirmation of Release Letter in the form attached to the Third Amendment as Exhibit A (“Reaffirmation of Release Letter”).”

Assignment. Neither Guarantor nor Counterparty may assign its rights, interest, or obligations hereunder to any other person without the prior written consent of Guarantor or Counterparty, as the case may be; provided, however, that Counterparty may assign its rights, interest, or obligations hereunder to any person who is a permitted transferee under the Loan Agreement.

Survival of Representations, Warranties and Indemnities. All representations, warranties, indemnities, and undertakings to pay costs and expenses contained in this Guaranty or made in writing by or on behalf of the Guarantor, as the case may be, in connection herewith shall survive the execution and delivery of this Guaranty and may be relied upon by the Counterparty or any assignees of the Counterparty permitted under this Guaranty.

Expenses. The Guarantor agrees to pay upon written demand all out-of-pocket expenses (including the reasonable fees and expenses of the Counterparty’s counsel) relating to the enforcement or protection of the rights of the Counterparty hereunder, provided, however, that the Guarantor shall not be liable for any such out-of-pocket expenses of the Counterparty if no payment from the Guarantor pursuant to the terms and conditions of this Guaranty is due.

Severability. If any provision of this Guaranty or the application thereof to any person or circumstance shall be invalid or unenforceable, then the remaining provisions or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall continue to be valid and enforceable.

Governing Law.

THIS GUARANTY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW RULES THEREOF OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Entire Agreement. The parties hereto acknowledge and agree that this Guaranty represents all of the agreements and understandings relating to the subject matter hereof and supersedes all prior written and oral agreements or understandings between or among Guarantor and Counterparty.

Interpretation and Reliance. No presumption will apply in favor of any party hereto in the interpretation of this Guaranty or in the resolution of any ambiguity of any provisions hereof.

No Oral Change. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor and Counterparty. No waiver of any provision of this Guaranty, and no consent to any departure by any party therefrom, shall be effective unless it is in writing and signed by the party against which such waiver or consent is asserted, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Headings and References. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof.

Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) registered or certified United States mail, postage prepaid, or (d) prepaid telegram or facsimile, addressed to the appropriate party as follows:

To Guarantor:	Newtek Business Services, Inc. 462 Seventh Avenue 14th Floor New York, New York 10018 Attention: Barry Sloane Facsimile: (212) 643-1006

with a copy to:	Cozen O’Connor 1667 K Street, N.W. Suite 500 Washington, D.C. 20006-1650 Attention: Matthew Ash Facsimile: (202) 912-9880

To Counterparty:	DB Structured Products, Inc. 60 Wall Street New York, New York 10005 Attention: David J. Bell Facsimile: (212) 797-5695

with a copy to:	Bingham McCutchen LLP 399 Park Avenue, 21st Floor New York, New York 10022 Attention: F. Mark Fucci, Esq. Facsimile: (860) 240-2567

Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by telegram or telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving notice as provided above of such change of address.

Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Guaranty. A facsimile of a counterpart hereof shall be deemed an original counterpart and may be relied upon for all purposes hereunder.

Certain Obligations. Guarantor agrees that to the extent Borrower makes any payment in respect of the Guaranteed Obligations, which payment or any part thereof is subsequently required to be repaid by a Counterparty or declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to Guarantor’s obligations hereunder, as if such payment had not been made. The terms of this Section 20 shall survive termination of the Loan Agreement.

Dispute Resolution. Any dispute between the Guarantor, on the one hand, and the Counterparty on the other, shall be resolved in accordance with Sections 11.10 and 11.11 of the Loan Agreement.

Legal Opinions. Counterparty shall have received on or before the date hereof the opinion of counsel to Guarantor, to the effect that (i) Guarantor has all requisite corporate power and authority to execute and deliver the Guaranty Agreement and to perform its obligations thereunder, (ii) the Guaranty Agreement has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding agreement, enforceable against Guarantor in accordance with its terms, (iii) the execution, delivery, and performance by Guarantor of the Guaranty Agreement (a) do not require any consent, approval, authorization, exemption, license, permission or order of filing, recording, or registration with, or qualification by or notice to, any person or governmental body under any applicable law and (b) do not result in a breach of or violation of any of the terms and provisions of, or constitute a default under Guarantor’s certificate of incorporation and bylaws, each as amended, or any agreement, judgment, injunction, order, decree, or other instrument to which Guarantor is subject.

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IN WITNESS WHEREOF, the parties have executed and delivered this Guaranty as of the date first above written.

NEWTEK BUSINESS SERVICES, INC., as Guarantor

By:	/s/ Barry Sloane
	Name:	Barry Sloane
	Title:	Chief Executive Officer

DB STRUCTURED PRODUCTS, INC., as Counterparty

By:	/s/ Elizabeth A. Whalen
	Name:	Elizabeth A. Whalen
	Title:	Director

By:	/s/ Christine Belbusti
	Name:	Christine Belbusti
	Title:	Vice President

Schedule 1

Definitions

“Distribution” shall mean any dividends (other than dividends payable solely in common stock); distributions; return of capital to any stockholders, general or limited partners or members; other payments, distributions or delivery of property or cash to stockholders, general or limited partners or members; or any redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock now or hereafter outstanding (or any options or warrants issued with respect to capital stock), general or limited partnership interest; or the setting aside of any funds for the foregoing; provided, however, that the term “Distribution” shall not include payments in consideration of the delivery of goods and services provided that such goods and services are in the ordinary course of the Guarantor’s business and are provided upon fair and reasonable terms no less favorable to the Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not a stockholder, general partner or limited partner, or member.

“Material Adverse Effect” shall mean in relation to any event, occurrence or development of whatsoever nature (including adverse determination in any litigation, arbitration or governmental investigation or proceeding) any materially adverse effect on (a) the Property, business, operations, financial condition or prospects of a Person, (b) the ability of a Person to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of Counterparty thereunder, (d) the rights and remedies of the Counterparty under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral.

“Net Income” shall mean, with respect to any Person, for any period, the net earnings (or loss) after taxes of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP.”

“Net Worth” shall mean, with respect to any Person as of a particular date, all amounts which would be included under capital on a balance sheet of such Person at such date, including Permitted Subordinated Debt, if applicable, determined in accordance with GAAP.

“Total Indebtedness” shall mean, with respect to any Person for any period, the aggregate Indebtedness of such Person and its Subsidiaries, determined in accordance with GAAP, less (i) the amount of any nonspecific balance sheet reserves, (ii) an amount of debt equal to the Guaranteed Portions of any SBA Loans owned by such Person and its Subsidiaries; and (iii) any debt related to repurchase agreements, maintained in accordance with GAAP.